As filed with the Securities and Exchange Commission on October 15 , 2015

Registration No. 333-206866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

PRE-EFFECTIVE

AMENDMENT No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________

Bryn Mawr Bank Corporation

(Exact Name of Registrant as Specified in Its Charter)

_______________________________

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2434506 (IRS Employer Identification Number)

801 Lancaster Avenue Bryn Mawr, PA 19010 (610) 525-1700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_______________________________

Geoffrey L. Halberstadt Corporate Secretary 801 Lancaster Avenue Bryn Mawr, PA 19010 (610) 581-4873 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_______________________________

Copies to:
Lori Buchanan Goldman, Esq. General Counsel Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr, Pennsylvania 19010 Telephone: (610) 581-4952		Thomas L. Hanley, Esq. Christopher S. Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Telephone: (215) 564-8000 Facsimile: (215) 564-8120

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) 

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) 

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2015

PROSPECTUS

Bryn Mawr Bank Corporation

Offer to Exchange

$30,000,000 aggregate principal amount of

4.75% Fixed-to-Floating Rate Subordinated Notes due 2025

that have been registered under the Securities Act of 1933

for any and all outstanding unregistered

4.75% Fixed-to-Floating Rate Subordinated Notes due 2025

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The exchange offer will expire at 11:59 p.m., New York City time, on            , 2015, unless extended.

We are offering to exchange 4.75% Fixed-to-Floating Rate Subordinated Notes due 2025 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 4.75% Fixed-to-Floating Rate Subordinated Notes due 2025 that we issued in a private placement on August 6, 2015, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

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Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

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The date of this prospectus is             , 2015.

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale. See “Plan of Distribution.”

References in this prospectus to the “Corporation,” the “company,” “we,” “us,” “our,” or similar references refer to Bryn Mawr Bank Corporation, a Pennsylvania corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the “Bank” refer to The Bryn Mawr Trust Company, a Pennsylvania chartered bank.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

(610) 581-4873

i

To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than        , 2015, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, http://www.bmtc.com. The information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings is deemed “furnished” but not “filed” in accordance with SEC rules.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 8, 2015 and August 7, 2015, respectively;
•	Our current reports on Form 8-K (including any amendments to previously filed current reports on Form 8-K) filed with the SEC on each of January 5, 2015, February 26, 2015, March 18, 2015, May 1, 2015 (two filings), July 17, 2015, August 7, 2015 and September 9, 2015 (in each case, except to the extent any portion of any such current report on Form 8-K is furnished but not filed); and
•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes,

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s Internet site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our website at http://www.bmtc.com or by requesting them in writing or by telephone from us at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

(610) 581-4873

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this report and the documents incorporated by reference herein may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to our financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

•	local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	our need for capital;

•	lower demand for our products and services and lower revenues and earnings could result from an economic recession;

•	lower earnings could result from other-than-temporary impairment charges related to our investment securities portfolios or other assets;

•

changes in monetary or fiscal policy, or existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	other changes in accounting requirements or interpretations;

•	the accuracy of assumptions underlying the establishment of provisions for loan and lease losses and estimates in the value of collateral, and various financial assets and liabilities;

•	inflation, securities market and monetary fluctuations;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	changes in interest rates, spreads on interest-earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity and financial resources in the amounts, at the times and on the terms required to support our future business;

•

legislation or other governmental action affecting the financial services industry as a whole, us or our subsidiaries individually or collectively, including changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we must comply;

•

results of examinations by the Federal Reserve Board, including the possibility that such regulator may, among other things, require us to increase our allowance for loan losses or to write down assets;

•	our common stock outstanding and common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•

with respect to our recent acquisition of Continental Bank Holdings, Inc. (“CBH”), our business and the business of CBH will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the completion of our acquisition of CBH may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following our acquisition of CBH, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•

material differences in the actual financial results of the Corporation’s merger and acquisition activities compared with expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame, including as to the Corporation’s acquisition of CBH; and

•

our success in continuing to generate new business in our existing markets, as well as their success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	our ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers’ needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in the relevant market areas;

•	rapid technological developments and changes;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in our market areas and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	our ability to continue to introduce competitive new products and services on a timely, cost-effective basis and the mix of those products and services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	any extraordinary events (such as natural disasters, acts of terrorism, wars or political conflicts);

•	ability to retain key employees and members of senior management;

•	the ability of key third-party providers to perform their obligations to us and our subsidiaries; and

•	our success in managing the risks involved in the foregoing.

v

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” for a description of where you can find this information.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the “Risk Factors” sections contained in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, as updated by our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Information Incorporated by Reference” in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.

Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bryn Mawr Bank Corporation is the sole shareholder of The Bryn Mawr Trust Company, a Pennsylvania chartered bank. As of June 30, 2015, we had consolidated total assets of $2.95 billion, deposits of $2.26 billion and shareholders’ equity of $381 million.

The Bank is the Corporation’s sole bank subsidiary. The Bank operates primarily in the greater Philadelphia region including in Montgomery, Delaware and Chester counties and northern Delaware and is engaged in commercial and retail banking business, providing basic banking services, including the acceptance of demand, time and savings deposits and the origination of commercial, real estate and consumer loans and other extensions of credit including leases. The Bank also provides a full range of wealth management services in its offices located in Bryn Mawr, Devon and Hershey, Pennsylvania. These services include trust administration and other related fiduciary services, custody services, investment management and advisory services, employee benefit account and IRA administration, estate settlement, tax services, financial planning and brokerage services, as well as a full range of insurance services.

The Corporation has two operating subsidiaries in Delaware, The Bryn Mawr Trust Company of Delaware (“Bryn Mawr Trust of Delaware”) and Lau Associates LLC (“Lau Associates”). Bryn Mawr Trust of Delaware began operations as a limited purpose trust company in the fourth quarter of 2008. Bryn Mawr Trust of Delaware is located in Greenville, Delaware and has the ability to be named and serve as a corporate fiduciary under Delaware law. Being able to serve as a corporate fiduciary under Delaware law is advantageous as Delaware statutes are widely recognized as being favorable with respect to the creation of tax-advantaged trust structures, LLCs and related wealth transfer vehicles for families and individuals throughout the United States. The Corporation acquired Lau Associates, a nationally recognized independent, family office serving high net worth individuals and families, with special expertise in planning intergenerational inherited wealth, in July of 2008.

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, our general telephone number is (610) 525-1700, and our website address is http://www.bmtc.com. The information on our website is not a part of this prospectus.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$30,000,000 in aggregate principal amount of 4.75% Fixed-to-Floating Rate Subordinated Notes due 2025.

New Notes

Up to $30,000,000 in aggregate principal amount of 4.75% Fixed-to-Floating Rate Subordinated Notes due 2025 which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of this exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2015, unless extended.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.

Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes

In order to participate in the exchange offer and exchange your Old Notes for New Notes, if your Old Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal that accompanies this prospectus. Do not send the letter of transmittal, any Old Notes or any other required document to us or to anyone other than the exchange agent.

In order to participate in the exchange offer and exchange your Old Notes for New Notes, if your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your Old Notes on your behalf under the procedures of the custodial entity.

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer—Eligibility; Transferability.”

Certain United States Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

	•	you are acquiring the New Notes in the ordinary course of your business;

•

you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

	•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

	•	you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

Cancellation of Exchanged Old Notes

Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	Bryn Mawr Bank Corporation.

Securities Offered	4.75% Fixed-to-Floating Rate Subordinated Notes due August 15, 2025.

Aggregate Principal Amount	Up to $30,000,000.

Maturity Date	August 15, 2025, unless previously redeemed.

Form and Denomination

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.  Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed-Rate Period

From and including August 6, 2015 to but excluding August 15, 2020 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 4.75% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2016.

Interest Rate and Interest Rate Payment Dates During Floating-Rate Period

From and including August 15, 2020 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to LIBOR determined for the applicable interest period plus a spread of 306.8 basis points, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing on November 15, 2020.

For any interest period, “LIBOR” means the 3-month U.S. dollar LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period. If the 3-month U.S. dollar LIBOR is not displayed as of such time with respect to any applicable floating rate interest period, then LIBOR will be LIBOR in effect for the floating rate interest period preceding the floating rate interest period for which LIBOR is to be determined, or, with respect to the first floating rate interest period, the most recent possible prior date.

Day Count Convention	30-day month/360-day year to but excluding August 15, 2020, and thereafter, a 360-day year and the number of days actually elapsed.

Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.

Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:

• will rank junior in right of payment to all of our existing and future senior indebtedness (as defined herein);

• will rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness; and

•

will be effectively subordinated to all of the existing and future indebtedness, liabilities and other obligations of the Bank and our other current and future subsidiaries, including without limitation the Bank’s deposit liabilities and claims of other creditors of the Bank.

Optional Redemption

We may, at our option, redeem the New Notes (i) in whole or in part, beginning with the interest payment date of August 15, 2020 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as described in “Description of the Notes—Redemption”)

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to the 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.

No Limitations On Indebtedness

The terms of the New Notes do not limit the amount of additional indebtedness the Corporation, the Bank or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.

Limited Indenture Covenants

The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the New Notes, when the same becomes due and payable).

Listing; No Public Market

The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors

See “Risk Factors” beginning on page 7 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	U.S. Bank National Association.

Governing Law	The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, as updated by our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Special Note Regarding Forward-Looking Statements” section in this prospectus.

Risks Related to Our Business

For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer—Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

Based on interpretations of the staff of the SEC contained certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of Bryn Mawr Bank Corporation, and, consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes—Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

As of June 30, 2015, we had $2.57 billion in aggregate principal amount of senior indebtedness outstanding on a consolidated basis, which consisted entirely of the outstanding indebtedness, total deposits and other liabilities of our subsidiaries. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Bryn Mawr Bank Corporation and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.

The notes are obligations solely of Bryn Mawr Bank Corporation and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from Bryn Mawr Bank Corporation. Bryn Mawr Bank Corporation’s rights and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors in the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

As of June 30, 2015, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $2.57 billion, excluding intercompany liabilities, all of which would rank structurally senior to the notes. The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

Bryn Mawr Bank Corporation is a holding company and reports financial information on a consolidated basis with its subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries, and, in particular, the Bank. Our principal source of cash flow, including cash flow to pay dividends to our shareholders and to pay principal of and interest on our outstanding debt, is dividends from the Bank. The Bank and our other subsidiaries have no obligation to pay any amounts to Bryn Mawr Bank Corporation, including any dividends, to make any other distributions to us or to provide us with funds to meet any of our obligations, including the notes. In addition, various federal and state statutes, regulations and rules limit, directly or indirectly, the amount of dividends that the Bank and our other subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from the Bank to us would require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, the Federal Reserve and the FDIC have the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Depending on the financial condition the Bank, we may be deemed to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. Federal Reserve policy generally requires insured banks only to pay dividends out of current operating earnings. Payment of dividends could also be subject to regulatory limitations if the Bank became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies.

As a result, no assurance can be given that the Bank will, in any circumstances, pay dividends to us. If the Bank cannot pay dividends to us for any period as a result of any regulatory limitation or prohibition or cannot, for any reason, pay dividends in an amount sufficient for us to pay the principal of, or any accrued and unpaid interest on, the notes, we may be unable to pay the principal of, or interest on, the notes in a timely manner, or at all, unless we are able to borrow funds from other sources or sell additional securities to obtain funds necessary to make such payments.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the notes do not limit the amount of additional indebtedness Bryn Mawr Bank Corporation, the Bank or any of our subsidiaries may incur or the amount of other obligations that Bryn Mawr Bank Corporation or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

The amount of interest payable on the notes will vary beginning August 15, 2020, and interest after that date may be less than the initial fixed annual rate of 4.75% in effect until August 15, 2020.

Because three-month LIBOR is a floating rate, the interest rate on the notes will vary beginning August 15, 2020 at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus 306.8 basis points. The interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if three-month LIBOR increases during that interest period. The floating rate may be volatile over time and could be substantially less than the fixed rate. This could result in holders of the notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the notes. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk.

In the past, the level of three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the floating rate period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Beginning on August 15, 2020, or at any time in the case of a regulatory capital treatment event, the notes may be redeemed at our option, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of August 15, 2020 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

There may be no active trading market for the notes.

The notes are a new issue of securities with no established trading market. We are not obligated to and do not intend to apply for listing of the notes on any national securities exchange or quotation system. A liquid or active trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Notes that you receive in exchange for your Old Notes or the prices, if any, at which holders may be able to sell their New Notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Our credit ratings may not reflect all risks of an investment in the notes, and changes in our credit rating could adversely affect the market price or liquidity of the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Accordingly, real or anticipated changes in our credit ratings or their outlook will generally affect the market price of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the market price of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Such ratings are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In addition, credit ratings agencies have themselves been subject to scrutiny arising from the financial crisis that begin in 2008 and there is no assurance that credit rating agencies will not make or be required to make substantial changes to their ratings policies or practices or that such changes would not affect ratings of our securities, including the Old Notes and the New Notes. A negative change in our ratings could have an adverse effect on the price of the notes that may remain outstanding. More generally, a negative change in our ratings could increase our borrowing costs and limit our access to the capital markets.

An investment in the notes is not an FDIC insured deposit.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to have all Old Notes received in exchange for New Notes in the exchange offer cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following unaudited table presents our consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for the periods presented. This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus and Exhibit 12.1 filed with the registration statement of which this prospectus is a part.

	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	10.0X	11.5X	11.0X	10.8X	6.9X	5.4X	2.8X
Including interest on deposits	6.0X	7.3X	7.0X	6.6X	4.4X	3.4X	2.0X

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on August 6, 2015, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•

because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

WE ARE NOT MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreement, we agreed, among other things, to:

•

file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

•	use our commercially reasonable efforts to cause that registration statement to become effective within 120 days after August 6, 2015.

The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

•

you are not, or any such person is not, a broker-dealer registered under the Exchange Act, you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 11:59 p.m., New York City time on          , 2015, which we refer to as the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any Old Notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering

To tender in this exchange offer, a holder of Old Notes that are registered in such holder’s name must complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the Old Notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, the tendered Old Notes and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at its address set forth under “—Exchange Agent” or as set forth in the letter of transmittal. Old Notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, are received by the exchange agent.

The method of delivery of Old Notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders may wish to consider overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal, any Old Notes or any other required documents to anyone other than the exchange agent.

A holder of Old Notes who wishes to accept this exchange offer, and whose Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s Old Notes on the holder’s behalf in accordance with the procedures of the custodial entity.

Proper Execution and Delivery of Letter of Transmittal

Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:

•

you tender your Old Notes as the registered holder and the New Notes issued in exchange for your Old Notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the Old Notes; or

•	you tender your Old Notes for the account of an eligible institution.

For the purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).

If the letter of transmittal is signed by the holder(s) of Old Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If any of the Old Notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Old Notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any Old Notes listed therein, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, Old Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be properly tendered or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Old Notes. Holders may contact the exchange agent for assistance with these matters.

Withdrawal of Tenders

You may withdraw tenders of Old Notes at any time on or prior to the expiration date.

For a withdrawal of a tender to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal before the expiration date at its address set forth under “—Exchange Agent.” The withdrawal notice must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and the principal amount represented by the Old Notes;

•	contain a statement that the holder is withdrawing the election to have the Old Notes exchanged; and

•

be signed by the holder of the Old Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes. In addition, the notice of withdrawal must specify the name in which any Old Notes are to be registered, if different from that of the registered holder of the Old Notes and be guaranteed by an eligible institution unless the Old Notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of Old Notes may not be rescinded. Any Old Notes validly withdrawn will be deemed not validly tendered for purposes of this exchange offer. However, validly withdrawn Old Notes may be tendered again following one of the procedures described above prior to the expiration date.

Exchange Agent

U.S. Bank National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	U.S. Bank National Association Attn: Corporate Actions 111 Fillmore Avenue St. Paul, Minnesota 55107-1402

Telephone:	Telephone: (800) 934-6802

Facsimile:	Facsimile: (651) 466-7367

Email:	cts.specfinance@usbank.com

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement which has been declared effective under the Securities Act;

•

for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

•

under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement is not filed with the SEC on or prior to the 90th day after August 6, 2015;

•	the registration statement has not been declared effective by the SEC on or prior to the 120th day after August 6, 2015; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum during the 90-day period following such registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

On August 6, 2015, we issued $30 million in aggregate principal amount of our 4.75% Fixed-to-Floating Rate Subordinated Notes due 2025, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated August 6, 2015, between Bryn Mawr Bank Corporation, as issuer, and U.S. Bank National Association, as trustee, which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•

because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $30 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including August 6, 2015. The notes will mature and become payable, unless earlier redeemed, on August 15, 2025.

From and including August 6, 2015 to but excluding August 15, 2020 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 4.75% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2016. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

From and including August 15, 2020 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to LIBOR determined for the applicable interest period plus a spread of 306.8 basis points, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing on November 15, 2020. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

For any interest period, “LIBOR” means the 3-month U.S. dollar LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period. If the 3-month U.S. dollar LIBOR is not displayed as of such time with respect to any applicable floating rate interest period, then LIBOR will be LIBOR in effect for the floating rate interest period preceding the floating rate interest period for which LIBOR is to be determined, or, with respect to the first floating rate interest period, the most recent possible prior date.

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at U.S. Bank National Association, 1021 East Cary Street, 18th Floor, Richmond, Virginia 23219, Attention: Monique L. Green, Vice President; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Subordination

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of June 30, 2015, we had $2.57 billion in senior indebtedness outstanding. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

The term “senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

•

our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that we may offer;

•	our indebtedness for money borrowed or represented by purchase money obligations, as defined below;

•	our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	our reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•

our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements;

•

all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•

any obligation of ours to our general creditors, as defined for purposes of the capital adequacy regulations of the Federal Reserve Board applicable to us, as the same may be amended or modified from time to time;

•

all obligations of the types referred to in the bullets above of other persons for the payment as to which we are contingently liable or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

•	all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of ours; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the bullets above.

However, “senior indebtedness” excludes:

•

any indebtedness, obligation or liability referred to in the bullets above that is subordinated to indebtedness, obligations or liabilities of ours to substantially the same extent as or to a greater extent than the notes are subordinated; and

•	the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•

we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

•

a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of June 30, 2015, the Bank had total outstanding liabilities of $2.57 billion. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

We may, at our option, redeem the notes, in whole or in part, beginning with the interest payment date of August 15, 2020 and on any interest payment date thereafter. In addition, at our option, we may redeem the notes in whole but not in part, at any time upon the occurrence of:

•

a “Tier 2 Capital Event,” which is defined in the indenture to mean receipt by us of an opinion of counsel experienced in such matters to the effect that the notes do not constitute, or within 90 days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us;

•

a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•

an “Investment Company Event,” which is defined in the indenture to mean receipt by us of an opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion, will be considered an “investment company” that is required to be registered under the Investment Company

Act of 1940, as amended.

Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis.

Notices of redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000.

Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provides evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note;
•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;
•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and
•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the series of notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we or DTC may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•

the entry of a court decree or order for relief in respect of us in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•

the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect, or the consent by us to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	our failure to make payment of any interest on the notes when due, which continues for 30 days;

•	our failure to make payment of any principal of the notes when due;

•	our failure to perform any other obligation of ours under the notes or the indenture, which continues for 60 days after written notice as provided for in the indenture; and

•

our default under any of our other indebtedness having an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under bankruptcy, insolvency or reorganization laws of the U.S. or any political subdivision thereof. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately.

Under the indenture, if we fail to make any payment of interest on any note when such interest become due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “—Subordination of the Notes.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•	to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

•	to include additional events of default;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to cure any ambiguity, defect, omission, mistake or inconsistency;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•

to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act;

•	to provide for the issuance of the New Notes in connection with this exchange offer; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	reduce the rate of, or change the time for payment of, interest on any note;

•

reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•	make any note payable in money other than dollars;

•

modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture; or

•

modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•

either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•

our obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient in an amount sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•

in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•

no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

•

we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

U.S. Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Partners, Officers or Directors

No past, present or future director, officer, employee or shareholder of our company or any of our subsidiaries, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, such as banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

The exchange of Old Notes for New Notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Consequently, holders of Old Notes will not recognize gain or loss upon the receipt of New Notes in the exchange offer, a holder’s basis in the New Notes received in the exchange offer will be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and a holder’s holding period in the New Notes will include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of certain United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, the brother of our President, Chief Executive Officer and Director, Francis J. Leto, is a partner of and on the board of directors of the law firm Stradley Ronon Stevens & Young, LLP. The firm provides legal services to us and our subsidiaries for which the firm received $599,797 in fees during 2014. Bruce Leto’s indirect interest in these fees was $29,187, computed without regard to the amount of profit or loss.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”), the Registrant has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the Registrant and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the Registrant if the person entitled to indemnification shall have been adjudged to be liable to the Registrant unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, the Registrant has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law. Liability insurance covering certain liabilities that may be incurred by the Registrant’s and the Bank’s directors and officers in connection with the performance of their duties has been purchased by the Bank.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference to other filings of the Registrant.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007.

3.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007.

4.1

Indenture, dated August 6, 2015, by and between the Registrant and U.S. Bank National Association, as trustee, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the SEC on August 7, 2015.

II-1

4.2	Forms of 4.75% Subordinated Note due 2025, (included as Exhibit A-1 and Exhibit A-2 to the Indenture incorporated by reference as Exhibit 4.1 hereto).

4.3

Form of Registration Rights Agreement, dated August 6, 2015, by and among Bryn Mawr Bank Corporation and the Purchasers identified therein, incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the SEC on August 7, 2015.

4.4

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments relating to long-term obligations of the Registrant have been omitted but will be furnished to the Commission upon request.

5.1	Opinion of Stradley Ronon Stevens & Young, LLP ( previously filed ).

12.1	Computation of Ratio of Earnings to Fixed Charges (previously filed).

23.1	Consent of KPMG LLP, filed herewith.

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (previously filed).

99.1	Form of Letter of Transmittal (filed herewith).

Item 22.	Undertakings.

(a)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on October 15, 2015 .

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Francis J. Leto President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis J. Leto	President, Chief Executive Officer and Director	October 15, 2015
Francis J. Leto	(Principal Executive Officer)

/s/ Michael W. Harrington	Chief Financial Officer and Treasurer	October 15, 2015
Michael W. Harrington	(Principal Financial Officer)

*	Chief Accounting Officer	October 15, 2015
Marie D. Connolly	(Principal Accounting Officer)

*	Chairman of the Board of Directors	October 15, 2015
Britton H. Murdoch

*	Director	October 15, 2015
Michael J. Clement

*	Director	October 15, 2015
Andrea F. Gilbert

*	Director	October 15, 2015
Wendell F. Holland

		*	Director	October 15, 2015
Scott M. Jenkins

		*	Director	October 15, 2015
Jerry L. Johnson

		*	Director	October 15, 2015
David E. Lees

		*	Director	October 15, 2015
A. John May III

		*	Director	October 15, 2015
Lynn B. McKee

		*	Director	October 15, 2015
Frederick C. Peters II

*	By:	/s/Francis J. Leto
Francis J. Leto
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007.

3.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the SEC on November 21, 2007.

4.1

Indenture, dated August 6, 2015, by and between the Registrant and U.S. Bank National Association, as trustee, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the SEC on August 7, 2015.

4.2	Forms of 4.75% Subordinated Note due 2025, (included as Exhibit A-1 and Exhibit A-2 to the Indenture incorporated by reference as Exhibit 4.1 hereto).

4.3

Form of Registration Rights Agreement, dated August 6, 2015, by and among Bryn Mawr Bank Corporation and the Purchasers identified therein, incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the SEC on August 7, 2015.

4.4

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments relating to long-term obligations of the Registrant have been omitted but will be furnished to the Commission upon request.

5.1	Opinion of Stradley Ronon Stevens & Young, LLP (previously filed).

12.1	Computation of Ratio of Earnings to Fixed Charges (previously filed).

23.1	Consent of KPMG LLP, filed herewith.

23.2	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (previously filed).

99.1	Form of Letter of Transmittal (filed herewith).